THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
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                                                     Three Months                Six Months
                                                     Ended June 30,           Ended June 30,
                                                    1995        1994         1995        1994

Cash flows from operating activities:
  Net income                                  $1,376,000    $728,000   $2,361,000  $1,072,000
  Add (deduct) items not affecting cash:
    Minority interest in loss of subsidiary                  (21,000)                 (47,000)
    Depreciation and amortization                 96,000     183,000      246,000     356,000
    Deferred income taxes                        301,000     439,000      387,000     601,000
    Gain on sale of assets                    (1,293,000)              (1,293,000)
    Equity in earnings of First Indiana Corp. (1,083,000)   (650,000)  (2,047,000) (1,177,000)
    Dividends received from First Indiana        212,000     191,000      423,000     383,000
    Other, net                                               (22,000)                 (22,000)
    Changes in operating assets and liabilities
    Trade accounts, notes, and  receivables      764,000    (933,000)   2,443,000  (1,292,000)
    Contracts in progress, and inventories     2,086,000     128,000    1,708,000  (1,116,000)
    Prepaid expenses                              55,000      42,000       84,000      (5,000)
    Accounts payable and accrued expenses       (157,000)    (88,000)    (770,000)    184,000
    Accrued income taxes payable                 (30,000)          ---    511,000           --
                                                --------     -------     --------    --------
Cash provided (used) by operating activities   2,327,000      (3,000)   4,053,000  (1,063,000)

Cash flows from investing activities:
    Proceeds from sale of assets               5,144,000                5,144,000       3,000
    Increase in investment in First Indiana                 (428,000)                (573,000)
    Purchase of property, plant and equipment    (27,000)   (217,000)     (44,000)   (796,000)
    Decrease (increase) in other assets           77,000     (29,000)      93,000    (193,000)
    Increase in long term notes receivable      (308,000)                (308,000)
    Increase in short term investments        (3,409,000)       ---    (3,409,000)       ---
                                                --------     -------     --------    --------
Net cash provided(used) by investing activity  1,477,000    (674,000)   1,476,000  (1,559,000)

Cash flows from financing activities:
    Proceeds from minority interest invest-
       ment in subsidiary                        200,000                  525,000
    Proceeds from (repayment) long term debt  (3,000,000)     72,000   (3,000,000)     72,000
    Reissue of treasury stock                     94,000      50,000      215,000     124,000
    Purchase of treasury stock                   (28,000)                 (67,000)
    Cash dividends paid                              --          ---     (164,000)       --
                                                --------     -------     --------     -------
Net cash provided(used) by financing activity (2,934,000)    322,000   (3,016,000)    721,000

Increase (decrease) in cash and cash equivalent  870,000    (355,000)   2,513,000  (1,901,000)

Cash and cash equivalents at beginning of per  3,649,000     913,000    2,006,000   2,459,000
                                                --------     -------     --------    --------
Cash and cash equivalents at end of period    $4,519,000    $558,000   $4,519,000    $558,000
                                               =========     =======    =========     =======
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See accompanying Notes to Consolidated Financial Statements.
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